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                                                                    Exhibit 5(b)

                         [LETTERHEAD OF CAROLE SHEPHARD]


1 March, 1999



Xerox Capital (Europe) plc
Parkway
Marlow
Buckinghamshire SL7 1YL

Dear Sirs,

I am the Company Secretary of Xerox Overseas Holdings Limited (formerly Xerox Overseas Holdings PLC), a private limited company incorporated under the laws of England and Wales("Xerox Overseas"), and a Barrister in England and have acted as English legal adviser to Xerox Capital (Europe) plc ("XCE") a public limited company incorporated under the laws of England and Wales, in connection with the preparation and filing under the United States Securities Act of 1933, as amended, by XCE and Xerox Corporation ("Xerox" and, collectively with XCE, the "Issuers") of a "universal shelf" Registration Statement on Form S-3 (the "Registration Statement") relating to the proposed offering and sale from time to time by the Issuers of senior debt securities ("Senior Debt Securities"), subordinated debt securities, preferred stock, common stock and guaranties from which the Issuers may receive up to an aggregate of $4,000,000,000 of proceeds. Debt Securities of XCE will be issued under an Indenture among the Issuers, Xerox Overseas, Xerox, as guarantor (the "Guarantor"), and Citibank, N.A., as trustee, dated as of October 21, 1997 (the "Indenture"), and will be irrevocably and unconditionally guaranteed by the Guarantor.

In rendering the opinions set forth herein, I have examined (i) the Prospectus filed as part of the Registration Statement (the "Prospectus"), (ii) the Indenture, (iii) the form of Selling Agency Agreement filed as an exhibit to the Registration Statement (the "Selling Agency Agreement"), (iv) The Deed of Novation and Restatement dated 31 October 1997 between Xerox Limited ("XL"), XCE and Xerox Overseas wherein the Subscription Agreement dated 1 December 1995, as amended, between XL and XCE was novated and restated between Xerox Overseas and XCE ("Novated and Restated Subscription Agreement" and, collectively with the Indenture and the Selling Agency Agreement, the "Relevant Agreements"), (v) the Memorandum and Articles of Association of XCE as amended to date and (vi) certain minutes of meetings of the Boards of Directors of XCE, Xerox Overseas and XL. In addition, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such other agreements, instruments, certificates of public officials and corporate officers of XCE, Xerox Overseas and XL and such other documents, certificates, records, authorizations and

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proceedings as I deemed requisite to enable me to express the opinions hereinafter set forth.

This opinion is limited to English law as presently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law. I have made no investigation of the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the United States of America.

Based upon the foregoing, it is my opinion that:

1. XCE has been duly incorporated and is validly existing as a public limited company under English law with power and authority to conduct the business carried on by it as described in the Prospectus; and Xerox Overseas has been duly incorporated and is validly existing as a private limited company under English law with power and authority to carry on the business carried on by it as described in its Memorandum and Articles of Association;

2. XCE has the corporate power to execute and deliver the Relevant Agreements and perform its obligations thereunder, to issue and deliver against payment therefor as described in the Prospectus the Senior Debt Securities and perform its obligations thereunder, and to submit to the jurisdiction of any United States or New York State court in the Borough of Manhattan, The City of New York, New York and to appoint Xerox as its respective authorised agent for the purposes and to the extent described in the Indenture;

3. The Senior Debt Securities, when duly authorized by appropriate corporate action and duly executed and authenticated and when issued against payment therefor as described in the Registration Statement and a prospectus supplement, will constitute valid and binding obligations at XCE, enforceable, insofar as English law is concerned, against XCE and such Senior Debt Securities will be entitled to the benefits of the Indenture; and

4. The Novated and Restated Subscription Agreement has been duly authorised, executed and delivered by the parties thereto and constitutes valid and binding obligations of each such party, enforceable against it in accordance with its terms.

The expression "enforceable" as used in paragraphs 3 and 4 above means that the obligations of each of XCE, Xerox Overseas and XL created by the Relevant Agreements and, in the case of XCE, the Senior Debt Securities, to which it is a party are of a type which English courts enforce. It does not mean that those obligations will
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necessarily be enforced in all circumstances in accordance with their terms.
In particular (without limitation):

(i) enforcement may be limited by applicable bankruptcy, insolvency, liquidation, reorganisation and other laws or principles of equity or public policy from time to time in force, in each case affecting the rights of creditors generally;

(ii) the power of a court to order certain equitable remedies, such as an injunction or specific performance, is discretionary and an English court may in its discretion make an award of damages where this is considered an adequate remedy;

(iii) enforcement of obligations may become time barred by statute or may be or become subject to defences of set-off or counter-claim depending on the circumstances;

(iv) where obligations are to be performed or observed in jurisdictions outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, they may not be enforceable under English law to the extent that performance or observance would be illegal or contrary to public policy under the laws of any such jurisdiction or by virtue of any international treaty to which England is a party; and

(v) any person who is not a party to an agreement may not be able to enforce any provisions of that agreement which are expressed to be for the benefit of that person.

I consent to the reference to my name under the caption "Legal Opinions" in the Prospectus and to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully




CAROLE SHEPHARD
Company Secretary and Barrister